Exhibit 12
WASHINGTON REAL ESTATE INVESTMENT TRUST
Computation of Ratios
(In thousands)
Earnings to fixed charges ratio:

	Three Months Ended December 31,		Year Ended December 31,
	2013		2013		2012	2011		2010		2009
Income (loss) from continuing operations	$(4,297)		$(193)		$7,768	$(14,389)		$(10,874)		$(1,768)
Additions:
Fixed charges:
Interest expense	15,629		63,573		60,627	61,402		61,839		67,191
Capitalized interest	629		1,236		1,688	738		858		1,352
	16,258		64,809		62,315	62,140		62,697		68,543
Deductions:
Capitalized interest	(629)		(1,236)		(1,688)	(738)		(858)		(1,352)
Net income attributable to noncontrolling interests	—		—		—	(494)		(133)		(203)
Adjusted earnings	$11,332		$63,380		$68,395	$46,519		$50,832		$65,220
Fixed charges (from above)	$16,258		$64,809		$62,315	$62,140		$62,697		$68,543
Ratio of earnings to fixed charges	0.70	(1)	0.98	(2)	1.10	0.75	(3)	0.81	(4)	0.95	(5)

(1) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $4,926 to achieve a ratio of 1:1.
(2) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $1,429 to achieve a ratio of 1:1.
(3) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $15,621 to achieve a ratio of 1:1.
(4) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $11,865 to achieve a ratio of 1:1.
(5) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $3,323 to achieve a ratio of 1:1.

Debt service coverage ratio:

	Three Months Ended December 31,	Year Ended December 31,
	2013	2013	2012	2011	2010	2009
Net income attributable to the controlling interests	$18,908	$37,346	$23,708	$104,884	$37,426	$40,745
Additions:
Interest expense, including discontinued operations	15,840	64,769	64,958	66,947	68,979	75,001
Real estate depreciation and amortization, including discontinued operations	22,412	97,901	103,934	100,528	95,746	94,447
Income tax expense (benefit)	(25)	5	245	1,146	—	—
Real estate impairment, including discontinued operations	—	—	2,097	15,125	—	—
Non-real estate depreciation	288	902	914	1,001	1,102	1,192
	38,515	163,577	172,148	184,747	165,827	170,640
Deductions:
Gain on sale of real estate attributable to the controlling interests	(18,949)	(22,144)	(5,124)	(97,091)	(21,599)	(13,348)
Loss (gain) on extinguishment of debt	2,737	2,737	—	976	9,176	(5,336)
Gain from non-disposal activities	—	—	—	—	(7)	(73)
Adjusted EBITDA	$41,211	$181,516	$190,732	$193,516	$190,823	$192,628
Debt service:
Interest expense	$15,840	$64,769	$64,958	$66,947	$68,979	$75,001
Principal amortization	687	3,153	5,151	4,615	4,302	4,030
	$16,527	$67,922	$70,109	$71,562	$73,281	$79,031
Debt service coverage ratio	2.49	2.67	2.72	2.70	2.60	2.44